Exhibit 95.1
Molycorp, Inc.
Mine Safety Disclosure for the Quarter Ended September 30, 2012

Molycorp, Inc. (the “Company”) operates a single rare earth mine and processing facility at Mountain Pass, California (the “Molycorp Mountain Pass facility”). Operations at the Molycorp Mountain Pass facility are subject to regulation by, among other agencies, the federal Mine Safety and Health Administration (“MSHA”) under the Federal Mine Safety and Health Act of 1977, as amended by the Mine Improvement and New Emergency Response Act of 2006 (the “Mine Act”).
Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Section 1503(a)”) and Item 104 of Regulation S-K require the Company to present certain information regarding mining safety in its periodic reports filed with the Securities and Exchange Commission.
The following table reflects citations, orders and notices issued to the Company by MSHA during the three months ended September 30, 2012 (the “Reporting Period”) and contains certain additional information as required by Section 1503(a) and Item 104 of Regulation S-K, including information regarding mining‑related fatalities, proposed assessments from MSHA and legal actions (“Legal Actions”) before the Federal Mine Safety and Health Review Commission (“FMSHRC”), an independent adjudicative agency that provides administrative trial and appellate review of legal disputes arising under the Mine Act. The proposed assessments for the Reporting Period were taken from the MSHA data retrieval system as of October 22, 2012.
Included below is the information required by Section 1503(a) with respect to the Molycorp Mountain Pass facility (MSHA Identification Number 0402542) for the Reporting Period:

		Three Months Ended September 30, 2012
(A)	Total number of alleged violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a mine safety or health hazard under Section 104 of the Mine Act for which the Company received a citation from MSHA	5
(B)	Total number of orders issued under Section 104(b) of the Mine Act	—
(C)	Total number of citations and orders for alleged unwarrantable failure by the Company to comply with mandatory health or safety standards under Section 104(d) of the Mine Act	—
(D)	Total number of alleged flagrant violations under Section 110(b)(2) of the Mine Act	—
(E)	Total number of imminent danger orders issued under Section 107(a) of the Mine Act	—
(F)	Total dollar value of proposed assessments from MSHA under the Mine Act	$549
(G)	Total number of mining‑related fatalities	—
(H)	Received notice from MSHA of a pattern of violations under Section 104(e) of the Mine Act	No
(I)	Received notice from MSHA of the potential to have a pattern of violations under Section 104(e) of the Mine Act	No
(J)	Total number of Legal Actions pending as of the last day of the Reporting Period (1)	10
(K)	Total number of Legal Actions instituted during the Reporting Period	1
(L)	Total number of Legal Actions resolved during the Reporting Period	—

(1)
As of September 30, 2012, six Legal Actions relate to the Company's contest of proposed penalties referenced in Subpart C of FMSHRC's Procedural Rules. The other four Legal Actions relate to complaints for compensation by construction contractors arising from a 103(k) Order that MSHA issued to Molycorp Minerals, LLC in the first quarter of 2012.